                                                                    EXHIBIT 11.1

                                  UROCOR, INC.

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

                                  (UNAUDITED)

                                                            THREE MONTHS ENDED             SIX MONTHS ENDED
                                                                 JUNE 30,                      JUNE 30,
                                                       ----------------------------  ----------------------------
                                                           1996           1995           1996           1995
                                                       -------------  -------------  -------------  -------------
Net income (loss)....................................  $     467,294  $     130,048  $     697,934  $     222,321
                                                       -------------  -------------  -------------  -------------
                                                       -------------  -------------  -------------  -------------
Divided by:
  Weighted average shares outstanding (1)............      9,427,284      6,265,205      8,321,159      6,127,877
  Plus:
  Supplemental shares (2)............................       --              725,195        195,499        782,321
                                                       -------------  -------------  -------------  -------------
Total weighted average shares outstanding............      9,427,284      6,990,400      8,516,658      6,910,198
                                                       -------------  -------------  -------------  -------------
Earnings per share...................................  $         .05  $         .02  $         .08  $         .03
                                                       -------------  -------------  -------------  -------------
                                                       -------------  -------------  -------------  -------------
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(1) Computed on an "as if converted" basis for convertible Preferred Stock,
    Class A Stock and Class B Stock for the periods in which such shares were outstanding.

(2) Reflects common and common stock equivalent shares issued in the 12 months prior to the Company's initial public offering at an exercise price below the public offering price of $11.00 per share. After the first three months of 1996, such common stock equivalent shares are included in the calculation of the "weighted average shares outstanding" above.

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